EXHIBIT 10.27

COMPENSATION ARRANGEMENTS FOR OUTSIDE DIRECTORS

Cash Compensation

In conjuction with the Company’s ongoing cost control efforts, the Board of Directors, upon recommendation of the Management Organization & Compensation Committee, approved a 10% reduction in cash fees paid to outside directors, effective December 1, 2011. The cash fees paid to outside directors are as set forth below.

Chairman of the Board

Through November 2011, the Chairman of the Board of Directors, Mr. R.S. Evans, received a cash retainer fee at rate of $70,000 per year. In conjuction with the above-described fee reduction, Mr. Evans’ annual cash retainer was reduced to $63,000 as of December 1, 2011. Mr. Evans receives no other cash compensation for his service on the Board and its Committees.

Other Non-Employee Directors

Non-employee directors, other than Mr. Evans, receive the following cash compensation:

	Through 11/30/11	After 10% reduction effective 12/1/11
Annual Board retainer	$22,500	$20,250
Annual retainer – Audit Committee chairman	$9,000	$8,100
Annual retainer – other Audit Committee members	$1,350	$1,215
Annual retainer – Management Organization & Compensation Committee chairman	$2,700	$2,430
Annual retainer – Executive Committee members	$1,800	$1,620
Meeting fee	$1,800	$1,620

Stock Compensation

In accordance with Company’s non-employee directors’ stock compensation program in effect on the date of the 2011 Annual Meeting of Stockholders, each non-employee director is awarded, on the date of the Annual Meeting of Stockholders, a grant of restricted stock units (“RSUs”) for a number of shares equal to the lesser of (i) shares valued at $15,000 on the date of grant, or (ii) 7,500 shares.

The RSUs vest in full on the date of the next Annual Meeting of Stockholders or upon a change of control of the Company. The shares of stock represented by vested RSUs are delivered to the director upon cessation of his service on the Board.

On April 18, 2011, the date of the 2011 Annual Meeting of Stockholders, each of the non-employee directors received a grant of 7,500 RSUs in accordance with the above-described program. These RSUs will vest in full on April 23, 2012, the date of the 2012 Annual Meeting of Stockholders.

In December 2011, the Board of Directors, upon recommendation of the Management Organization & Compensation Committee, revised this program so that the non-employee directors receive an annual grant of RSUs for a number of shares equal to the lesser of (i) shares valued at $15,000 on the date of grant, or (ii) 15,000 shares.

Other

The Company reimburses its directors for reasonable expenses incurred in attending Board and Committee meetings.